EXHIBIT 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2014, with respect to the financial statements and supplemental schedule included in the Annual Report of the Sonoco Retirement and Savings Plan on Form 11-K for the year ended December 31, 2013.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Sonoco Products Company on Forms S-8 (File No. 333-100799, effective October 28, 2002, and File No. 333-195623, effective April 30, 2014).

/s/ Grant Thornton, LLP
Grant Thornton, LLP

Columbia, South Carolina
June 27, 2014